Exhibit 10.1

THIRD AMENDMENT, dated as of November 8, 2005 (this “Amendment”), to the Credit Agreement, dated as of March 26, 2002 (as amended by the Amendment dated as of December 31, 2002, the Second Amendment and Waiver dated as of June 7, 2004, the Waiver dated as of June 15, 2005, and as further amended, supplemented or modified from time to time, the “Credit Agreement”), among ROTECH HEALTHCARE INC., a Delaware corporation (the “Borrower”), the Lenders parties thereto, UBS SECURITIES LLC (formerly known as UBS WARBURG LLC) and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners (the “Arrangers”), GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, THE BANK OF NOVA SCOTIA, DEUTSCHE BANK SECURITIES INC. (formerly known as Deutsche Banc Alex. Brown Inc.) and GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Documentation Agents, GENERAL ELECTRIC CAPITAL CORPORATION, as Collateral Agent, and UBS AG, STAMFORD BRANCH, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that certain provisions of the Credit Agreement be amended upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Lenders have agreed to such amendments upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and in the Credit Agreement, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS.

Unless otherwise defined herein, terms used herein and defined in the Credit Agreement are used herein as therein defined.

SECTION 2. AMENDMENT.

2.1 Amendment to Section 1.1 (Defined Terms). (a) Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Material Acquisition” that appears in the definition of “Consolidated EBITDA” and substituting the following in lieu thereof:

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $2,000,000;

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical order:

“Covered Acquisitions”: with respect to the Borrower or any Restricted Subsidiary, any transaction or series of related transactions involving aggregate consideration (including assumed Indebtedness) of more than $2,000,000 for the direct or indirect (a) acquisition of all or substantially all of the property of any other Person, or of any business or division of any other Person, (b) acquisition of in excess of 50% of the equity interests of any other Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) merger or consolidation or any other combination with any other Person.

“Patient List Acquisition”: with respect to the Borrower or any Restricted Subsidiary, any transaction or series of related transactions that result in the Borrower or a Restricted Subsidiary acquiring, directly or indirectly, a list of patients with whom it has the right to conduct or solicit business, together with all ancillary prescriptions, agreements and such other forms or documents related thereto, but that does not result in the acquisition of a material amount of other tangible assets or in the assumption of any material liabilities.

“Permitted Acquisitions”: a Covered Acquisition, if each of the following conditions is met:

(i) no Default or Event of Default shall have occurred and be continuing on the date of any such acquisition or after giving effect to such acquisition;

(ii) after giving pro forma effect to such acquisition, (A) the Borrower shall be in compliance with all covenants set forth in Section 7.1, recomputed as of the most recently ended Reference Period (as defined in the definition of “Consolidated EBITDA”) of the Borrower and calculated in accordance with the definition of “Consolidated EBITDA” (assuming, for purposes of Section 7.1, that such acquisition, and all other Permitted Acquisitions consummated since the first day of the relevant Reference Period for each of the financial covenants set forth in Section 7.1 ending on or prior to the date of such acquisition, had occurred on the first day of such relevant Reference Period), (B) unless expressly approved by the Administrative Agent, the business, Persons or assets being acquired shall have generated positive EBITDA for the last twelve-month period most recently ended prior to the date of consummation of such acquisition and (C) the Availability in effect on such date after giving effect to such acquisition is equal to or greater than $20,000,000;

(iii) neither the Borrower nor any Restricted Subsidiary shall, in connection with any such acquisition, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller of the business, Person or assets acquired, except to the extent permitted under Section 7.2 and any other such liabilities or obligations not permitted to be assumed or otherwise supported by the Borrower or such Restricted Subsidiary hereunder shall be paid in full or released as to the business, Persons or assets being so acquired on or before the consummation of such acquisition;

(iv) the Person, property or business to be acquired shall be engaged in a business of the same or similar type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date and the property acquired in connection with any such acquisition shall be made subject to the Lien of the Security Documents to the extent required by Section 6.10 of the Credit Agreement within fifteen days after such acquisition and shall be free and clear of any Liens, other than Liens permitted by Section 7.3 of the Credit Agreement;

(v) the board of directors or other similar governing body of the acquired Person shall not have indicated publicly its opposition to the consummation of such acquisition, which opposition has not been publicly withdrawn;

(vi) all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;

(vii) with respect to any acquisition involving aggregate consideration (including assumed Indebtedness) of more than $5,000,000, the Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years, if available, of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) (1) reasonably detailed projections for the next succeeding two years pertaining to the Person or business to be acquired and (2) updated projections for the Borrower after giving effect to such acquisition, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such acquisition and (D) all such other information and data relating to such acquisition or the Person or business to be acquired as may be reasonably required by the Administrative Agent or the Required Lenders; and

(viii) at least 5 Business Days prior to the proposed date of consummation of the acquisition and on the date of consummation of the acquisition, the Borrower shall have delivered to the Agents and the Lenders an officer’s certificate certifying that, as of the date of such certificate, (1) such acquisition complies with this definition (which shall have attached thereto calculations showing compliance with clause (ii)(A) of this definition and reasonably detailed backup data supporting such calculations) and (2) such acquisition could not reasonably be expected to result in a Material Adverse Effect; provided that no such certificate will be required on the date of such acquisition unless the information or certifications contained therein would be materially different from the information and certifications contained in the first such certificate delivered in respect of such acquisition.

“Third Amendment”: The Third Amendment to the Credit Agreement, dated as of November 8, 2005.

“Third Amendment Effective Date”: The Amendment Effective Date, as defined in the Third Amendment.

2.2 Amendment to Section 7.1(a) (Consolidated Total Leverage Ratio). Section 7.1(a) of the Credit Agreement is hereby amended by deleting the columns captioned “Fiscal Quarter Ending” and “Consolidated Total Leverage Ratio” and substituting therefor the following:

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
September 30, 2005	3.25	x
December 31, 2005	3.25	x
March 31, 2006	3.25	x
June 30, 2006	3.00	x
September 30, 2006	3.00	x
December 31, 2006 and thereafter	2.75	x

2.3 Amendment to Section 7.1(c) (Consolidated Interest Coverage Ratio). Section 7.1(c) of the Credit Agreement is hereby amended by deleting the columns captioned “Fiscal Quarter Ending” and “Consolidated Interest Coverage Ratio” and substituting therefor the following:

Fiscal Quarter Ending	Consolidated Interest Coverage Ratio
September 30, 2005	3.25	x
December 31, 2005	3.25	x
March 31, 2006	3.25	x
June 30, 2006	3.25	x
September 30, 2006	3.50	x
December 31, 2006 and thereafter	3.50	x

2.4 Amendment to Section 7.1(d) (Consolidated Fixed Charge Coverage Ratio). Section 7.1(d) of the Credit Agreement is hereby amended by deleting the columns captioned “Fiscal Quarter Ending” and “Consolidated Fixed Charge Coverage Ratio” and substituting therefor the following:

Fiscal Quarter Ending	Consolidated Fixed Charge Coverage Ratio
September 30, 2005	1.00	x
December 31, 2005	1.00	x
March 31, 2006	1.00	x
June 30, 2006	1.10	x
September 30, 2006	1.10	x
December 31, 2006 and thereafter	1.10	x

2.5 Amendment to Section 7.7 (Capital Expenditures). Section 7.7 of the Credit Agreement is hereby amended by deleting the columns captioned “Fiscal Year” and “Capital Expenditure Amount” and substituting therefor the following:

Fiscal Year	Capital Expenditure Amount
2002	$ 75,000,000
2003	$ 80,000,000
2004	$ 85,000,000
2005	$ 90,000,000
2006	$ 75,000,000
2007	$ 80,000,000
2008	$105,000,000

2.6 Amendment to Section 7.8 (Investments). Section 7.8 of the Credit Agreement is hereby amended by deleting paragraph (g) thereof and substituting therefor the following:

“(g) (i) Investments by the Borrower or any Restricted Subsidiary in the Capital Stock or assets of any Person, provided that (A) no Default or Event of Default shall have occurred and be continuing on the date of any such Investment or after giving effect to such Investment, (B) if such Investment is not a Covered Acquisition, the

Availability in effect on such date after giving effect to such Investment is equal to or greater than $10,000,000, (C) if such Investment is not a Covered Acquisition, the aggregate amount (valued at cost) of any Investment or related series of Investments shall not exceed $10,000,000, (D) if such Investment is a Covered Acquisition, such Investment is a Permitted Acquisition and (E) the aggregate amount (valued at cost) of such Investments made pursuant to this paragraph (g)(i) during any fiscal year of the Borrower shall not exceed the amount set forth below opposite such fiscal year:

Fiscal Year	Aggregate Amount of Investments
2002	$20,000,000
2003	$30,000,000
2004	$35,000,000
2005	$35,000,000
2006 and thereafter	$45,000,000

(provided that (1) up to $5,000,000 of any such amount referred to above, if not so invested in the fiscal year for which it is permitted, may be carried over for Investments in the next succeeding fiscal year and (2) Investments made pursuant to this paragraph (g)(i) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (1) above); and

(ii) in addition to the foregoing Investments, on any date on or after the Third Amendment Effective Date, additional Covered Acquisitions by the Borrower or any Restricted Subsidiary constituting Permitted Acquisitions or additional Patient List Acquisitions by the Borrower or any Restricted Subsidiary, provided that (A) the aggregate amount (valued at cost) of any Investment or related series of Investments under this paragraph (g)(ii) shall be greater than $15,000,000, (B) the aggregate amount (valued at cost) of such Investments made pursuant to this paragraph (g)(ii) shall not exceed $30,000,000 during the term of this Agreement, (C) if such Investment is a Patient List Acquisition, such acquisition satisfies the requirements of clauses (i) through (viii) of the definition of “Permitted Acquisitions” except clauses (ii)(B), (vii)(A) and (vii)(B)(1) of such definition and (D) the Consolidated Total Leverage Ratio of the Borrower as of the most recently ended Reference Period after giving pro forma effect to such Investment and calculated in accordance with the definition of “Consolidated EBITDA” shall not be greater than the amount set forth below opposite such fiscal quarter (assuming that such Investment had occurred on the first day of the relevant Reference Period):

Fiscal Quarter Ending	Consolidated Total Leverage Ratio
September 30, 2005	3.15	x
December 31, 2005	3.15	x
March 31, 2006	3.15	x
June 30, 2006	2.90	x
September 30, 2006	2.90	x
December 31, 2006 and thereafter	2.65	x

SECTION 3. MISCELLANEOUS.

3.1 Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which the following conditions are satisfied (or waived): (a) the Administrative Agent shall have received (i) an executed counterpart of this Amendment duly executed and delivered by the Borrower and each of the Required Lenders and (ii) an Acknowledgement and Consent in the form attached hereto as Exhibit A duly executed and delivered by each Guarantor and (b) the Administrative Agent and the Lenders shall have received all fees and expenses required to be paid as of the Amendment Effective Date.

3.2 Representations and Warranties. On the Amendment Effective Date and after giving effect to the amendments contained herein, the Borrower hereby confirms, reaffirms and restates the representations and warranties made by it in Section 4 of the Credit Agreement, except to the extent any of such representations and warranties relate to a specific earlier date, in which case such representations and warranties shall be deemed true and correct on and as of such earlier date; provided, that each reference therein to the Credit Agreement shall be deemed to be a reference to the Credit Agreement after giving effect to this Amendment.

3.3 Payment of Fees and Expenses. (a) The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(b) The Borrower agrees to pay on the Amendment Effective Date an amendment fee payable to every Lender that executes this Amendment on or prior to the Amendment Effective Date in an aggregate amount equal to 0.125% of the sum of the Revolving Credit Commitments and Term Loans of such Lender, provided that this Amendment becomes effective.

3.4 Continuing Effect. Except as expressly provided hereby, all of the terms and provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect. The amendments contained herein shall not be construed as a waiver of any other provision of the Credit Agreement or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of the Administrative Agent or the Lenders.

3.5 Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any executed counterpart delivered by facsimile transmission shall be effective as for all purposes hereof.

3.6 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ROTECH HEALTHCARE INC.

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as Administrative Agent and a Lender

By:
Name:
Title:

By:
Name:
Title:

[LENDER]

By:
Name:
Title:

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